CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Offering Price per Share	Aggregate Offering Price	Amount of Registration Fee(1)
Class A Common Stock, $.01 par value per share	1,983,624	$15.10	$29,952,722	$3,478

(1)   Calculated pursuant to Rule 457 (f) and Rule 457 (r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-176053

PROSPECTUS SUPPLEMENT
(To prospectus dated August 4, 2011)

1,983,624 Shares

Interactive Brokers Group, Inc.

Common Stock

This is an offering of 1,983,624 shares of our Class A common stock.  All of the shares of Class A common stock offered pursuant to this prospectus supplement are to be issued to IBG Holdings LLC for distribution to, and/or sale for the benefit of, certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of Class A common stock issued by us.  As a result, we will not receive any cash proceeds from the issuance of such shares of Class A common stock.

Our Class A Common Stock is quoted on the NASDAQ Global Select Market under the symbol “IBKR”. On August 4, 2011, the last reported sale price for our Common Stock was $14.72.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on Page S-10 for information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 4, 2011.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of shares of our Class A common stock, or our Common Stock, in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information, including information about the shares of our Common Stock. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Please read “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “IBG, Inc.,” “we,” “our,” “company,” “issuer” or “us” refer to Interactive Brokers Group, Inc. and its subsidiaries.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus.   Before deciding to invest in shares of our Common Stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference, especially the matters discussed under “Risk Factors” beginning on page S-10 and the documents incorporated by reference herein, including the audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2010.  See “Incorporation of Certain Documents by Reference” below.

ABOUT INTERACTIVE BROKERS GROUP, INC.

IBG, Inc. is an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures, foreign exchange instruments, bonds and mutual funds on more than 90 electronic exchanges and trading venues around the world. In the U.S., our business is conducted from our headquarters in Greenwich, Connecticut, and from Chicago, Illinois and Jersey City, New Jersey. Abroad, we conduct business through offices located in Canada, England, Switzerland, Hong Kong, India, Australia, Japan and China.

IBG, Inc. is a holding company and our primary assets are our ownership of approximately 11.0% of the membership interests of IBG LLC, the current holding company for our businesses. The remaining approximately 89.0% of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder, Chairman and Chief Executive Officer, Thomas Peterffy, and his affiliates, management and other employees of IBG LLC, and certain other members. We are the sole managing member of IBG LLC. On May 3, 2007, IBG, Inc. priced its initial public offering of shares of common stock, or the IPO. In connection with the IPO, IBG, Inc. purchased 10.0% of the membership interests in IBG LLC and began to consolidate IBG LLC’s financial results into its financial statements. When we use the terms “we,” “us,” and “our,” we mean IBG, Inc. and its subsidiaries.

We are a successor to the market making business founded by our Chairman and Chief Executive Officer, Thomas Peterffy, on the floor of the American Stock Exchange in 1977. Since our inception, we have focused on developing proprietary software to automate broker-dealer functions. During that time, we have been a pioneer in developing and applying technology as a financial intermediary to increase liquidity and transparency in the capital markets in which we operate. The advent and evolution of electronic exchanges over the last 20 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention.  Developing our automated market making platform and our automation of many middle and back office functions for more than three decades has allowed us to become one of the lowest cost providers of broker-dealer services and significantly increase the volume of trades we handle.

Our activities are divided into two principal business segments: (1) market making and (2) electronic brokerage:

•      As a market maker, we provide continuous bid and offer quotations on over 770,000 securities and futures products listed on electronic exchanges around the world.  Our quotes are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second.  Unlike firms that trade over-the-counter (“OTC”) derivative products, our business creates liquidity and transparency on electronic exchanges.

•      As a direct market access broker, we serve the customers of both traditional brokers and prime brokers.  We provide our customers with an advanced order management, trade execution and portfolio management platform at a very low cost.  Our customers can simultaneously access different financial markets worldwide and trade across multiple asset classes (stocks, options, futures, foreign exchange (“forex”), bonds and mutual funds) denominated in 16 different currencies, on one screen, from a single account based in any major currency.  Our large bank and broker-dealer customers may “white label” our trading interface (i.e., make our trading interface available to their customers without referencing our name), or can select from among our modular functionalities, such as order routing, trade reporting or clearing on specific products or exchanges where they may not have up-to-date technology, to offer their customers a complete global range of services and products.

Our electronic market making and brokerage businesses are complementary.  Both benefit from our combined scale and volume, as well as from our proprietary technology.  Our brokerage customers benefit from the technology and market structure expertise developed in our market making business.  The expense of developing and maintaining our unique technology, clearing, settlement, banking and regulatory structure required by any specific exchange or market center is shared by both of our businesses.  This, in turn, enables us to provide lower transaction costs to our customers than our competitors, whether they use our services as a market maker, broker or both.  In addition, we believe we gain a competitive advantage by applying the software features we have developed for a specific product or market to newly-introduced products and markets over others who may have less automated facilities in one or both of our businesses or who operate only in a subset of the exchanges and market centers on which we operate.  Our trading system contains unique architectural aspects that, together with our massive trading volume in markets worldwide, may impose a significant barrier to entry for firms wishing to compete in our specific businesses and permit us to compete favorably against our competitors.

Since launching this business in 1993, we have grown to approximately 178,000 institutional and individual brokerage customers.  We provide our customers with what we believe to be one of the most effective and efficient electronic brokerage platforms in the industry.  The following are key highlights of our electronic brokerage business:

•      Low Costs - We provide our customers with among the lowest transaction costs in two ways.  First, our customers benefit from our advanced routing of orders designed to achieve the best available price.  Second, we offer among the lowest execution, commission and financing costs in the industry.

•      Risk Control - Throughout the trading day, we calculate margin requirements for each of our customers on a real-time basis across all product classes (stocks, options, futures, bonds, forex, and mutual funds) and across all currencies.  Our customers are alerted to approaching margin violations and if a customer’s equity falls below what is required to support that customer’s margin, we automatically liquidate positions on a real-time basis to bring the customer’s account into margin compliance.  This is done to protect IB, as well as the customer, from excessive losses.

•      IB Universal AccountSM - From a single point of entry in one IB Universal AccountSM our customers are able to trade products denominated in 16 currencies, across multiple classes of tradable, exchange-listed products, including stocks, options, futures, bonds, forex and mutual funds traded on more than 90 exchanges and market centers and in 19 countries around the world seamlessly.  Our recent geographic efforts have been focused on our subsidiaries in India and Japan and our representative office in Shanghai, China.

•      IB SmartRoutingSM - Our customers benefit from our advanced order routing.  IB SmartRoutingSM retains control of the customer’s order, continuously searches for the best available price and, unlike most other routers, dynamically routes and re-routes all or parts of a customer’s order to achieve optimal execution and among the lowest execution and commission costs in the industry.  In order to highlight the quality of our price executions, we publish on our website independent measurements performed by a third party provider of transaction analysis to illustrate IB’s net price improvement versus the industry.

•      Flexible and Customizable System - Our platform is designed to provide an efficient customer experience, beginning with a highly automated account opening process and ending with a fast trade execution, with real-time position monitoring.  Our sophisticated interface provides interactive real-time views of account balances, positions, profits or losses, buying power and “what-if” scenarios to enable our customers to more easily make informed investment decisions and trade efficiently.  Our system is configured to remember the user’s preferences and is specifically designed for multi-screen systems.  When away from their main workstations, customers are able to access their accounts through our IB WebTraderSM or MobileTrader interfaces.

•      Interactive AnalyticsSM and IB Options AnalyticsSM - We offer our customers state-of-the-art tools, which include a customizable trading platform, advanced analytic tools and sophisticated order types such as guaranteed combination trades.  IB also provides real-time option analytics, an arbitrage meter (a tool that illustrates the extent of the premium (or discount) of the lead month futures price above (or below) its fair future value with respect to the index price) and various combinations of charts and other analytical tools.

•      IB Risk NavigatorSM - We offer free to all customers, our real-time market risk management platform that unifies exposure across multiple asset classes around the globe.  The system is capable of identifying overexposure to risk by starting at the portfolio level and drilling down into successively greater detail within multiple report views.  Report data is updated every ten seconds or upon changes to portfolio composition.  Predefined reports allow the summarization of a portfolio from different risk perspectives, and allow views of Exposure, Value at Risk (“VaR”), Delta, Gamma, Vega and Theta, profit and loss and position quantity measures for the different portfolio views.  The system also offers the customer the ability to modify positions through “what-if” scenarios that show hypothetical changes to the risk summary.

•      White Labeling - Our large bank and broker-dealer customers may “white label” our trading interface or can select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up-to-date technology, in order to offer to their customers a complete global range of services and products.

ORGANIZATIONAL STRUCTURE

Holding Company Structure

We are a holding company.  Our primary asset is our ownership of approximately 11.0% (approximately 11.5% after completion of this offering) of the membership interests of IBG LLC, the holding company for our businesses. The remaining approximately 89.0% (approximately 88.5% after completion of this offering) of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder, chairman and chief executive officer, Thomas Peterffy, his affiliates, management and other employees of IBG LLC, and certain other members. Our holding company structure is designed to allow both public stockholders (through IBG) and existing members (through IBG Holdings LLC) to have economic interests in our businesses.

Our only business is to act as the sole managing member of IBG LLC. As sole managing member of IBG LLC, we operate and control all of the business and affairs of IBG LLC.

Concurrently with our initial public offering, we entered into an exchange agreement with IBG Holdings LLC, IBG LLC and the historical members of IBG LLC.  Pursuant to this agreement, the historical members of IBG LLC contributed their IBG LLC membership interests to IBG Holdings LLC and received IBG Holdings LLC membership interests in return.  The membership interests in IBG Holdings LLC are not directly exchangeable for shares of Common Stock.  Instead, the membership interests are redeemable at various times over the next four years at the option of the holder.  The redemption price for the membership interests in IBG Holdings LLC depends on the manner in which the redemption payment is made to IBG Holdings LLC.

On an annual basis, each holder of a membership interest may request that the liquefiable portion of that holder’s interest be redeemed by IBG Holdings LLC.  The primary manner in which the redemption price will be paid is by selling shares of Common Stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from IBG Holdings LLC.  We expect IBG Holdings LLC to use the net proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interests from the requesting holders.  The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail in our exchange agreement, a copy of which was filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2009 filed by the Company on November 9, 2009 and is incorporated herein by reference.

IBG LLC may in some cases redeem IBG LLC membership interests from IBG Holdings LLC using cash on hand.  The redemption price per membership interest would be equal to the 30-day volume weighted average price (“VWAP”) of Common Stock as of the redemption date.  The use of IBG LLC’s cash to acquire IBG LLC membership interests is expected to have a dilutive effect on the existing holders of Common Stock, as the price paid per membership interest is likely to be higher than IBG LLC’s tangible book value per membership interest, although the fact that the Company acquires additional IBG LLC membership interests substantially offsets this dilutive effect.

With the consent of IBG Holdings LLC and the Company (on its own behalf and acting as the sole managing member of IBG LLC), IBG LLC agreed in June 2011 to redeem certain membership interests from IBG Holdings LLC through the issuance of shares of Common Stock directly to the beneficial owners of such membership interests and/or through the sale of Common Stock and the distribution of the proceeds of such sale to the beneficial owners of such membership interests.

IBG Holdings LLC, with the consent of Thomas Peterffy and our Board, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their interests redeemed at any time. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

The graphic below illustrates our current ownership structure and reflects both current ownership percentages and anticipated ownership percentages immediately following the completion of this offering and the redemption of additional IBG LLC membership interests.  The graphic below does not display the subsidiaries of IBG LLC.

Public Stockholders
• 100.0% owner of IBG Class A common stock
• Approximately 11.0% (11.5% post-offering) voting interest in IBG
• Approximately 100% economic interest in IBG
IBG Holdings LLC Members
• Controlled by Thomas Peterffy, as the sole voting member and sole managing member
• Mr. Peterffy and his affiliates own approximately 85.8% of the membership interests
IBG Holdings LLC
• 100% owner of Class B common stock (representing approximately 89.0% (88.5% post-offering) voting interest in IBG)
Interactive Brokers Group, Inc. (IBG)
Public company
(NASDAQ: IBKR)
• Approximately 89.0% (88.5% post-offering) of membership interests
• Sole managing member
• Approximately 11.0% (11.5% post-offering) of membership interests
IBG LLC
Operating Subsidiaries of IBG LLC

Allocation of Tax Benefits

As the result of our acquisition from IBG Holdings LLC of an IBG LLC membership interest by distributing shares of our common stock to IBG Holdings LLC, we will receive not only an additional interest in IBG LLC but also, for federal income tax purposes, an adjustment to the federal income tax basis of the assets of IBG LLC underlying such additional interest. This may lead to a savings in certain U.S. federal, state and local income taxes or franchise taxes. To the extent that we actually realize tax savings, we have agreed, under the terms of a tax receivable agreement with IBG Holdings LLC, to pay IBG Holdings LLC 85% of these cash savings and we will retain the remaining 15% of these cash savings.  At the time of the closing of this offering, the increase in the tax basis attributable to our interest in IBG LLC, based on the offering price set forth on the cover of this prospectus and our redemption of an additional 0.5% of the outstanding interests of IBG LLC, is expected to be approximately $4.6 million.

THE OFFERING

Common stock we are offering	1,983,624 shares

Common stock issued and outstanding immediately after this offering	45,565,484 shares

NASDAQ symbol for our Common Stock	Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “IBKR.”

Use of proceeds

All of the shares of Common Stock offered pursuant to this prospectus supplement are to be issued to IBG Holdings LLC for distribution to, and/or sale for the benefit of, certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of Common Stock issued by us. As a result, we will not receive any cash proceeds from the issuance of such shares of Common Stock.

Risk Factors

Investing in our Common Stock involves a high degree of risk. Investors are urged to read and consider the risk factors relating to an investment in our common stock set forth under “Risk Factors” in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

The number of shares of our Common Stock to be outstanding after this offering is based on 43,581,860 shares of Common Stock outstanding as of July 31, 2011.  This does not include 6,650,364 shares that have been issued related to the Company’s incentive compensation plans that have not yet vested and 65,800 shares that were repurchased as part of the Company’s stock repurchase program.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 as well as the other information incorporated by reference in this prospectus supplement. The risks and uncertainties described in our Annual Report are not the only risks and uncertainties we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares of common stock could decline, perhaps significantly, and you could lose all or part of your investment in the common stock.  The risks discussed in our Annual Report also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.  See “Cautionary Note Regarding Forward-Looking Statements.”

Certain Risks Related to Our Business

Our business may be harmed by global events beyond our control, including overall slowdowns in securities trading.

Like other brokerage and financial services firms, our business and profitability are directly affected by elements that are beyond our control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities and futures transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed.  A weakness in equity markets, such as a slowdown causing reduction in trading volume in U.S. or foreign securities and derivatives, has historically resulted in reduced transaction revenues and would have a material adverse effect on our business, financial condition and results of operations.

Because our revenues and profitability depend on trading volume, they are prone to significant fluctuations and are difficult to predict.

Our revenues are dependent on the level of trading activity on securities and derivatives exchanges in the United States and abroad.  In the past, our revenues and operating results have varied significantly from period to period due primarily to the willingness of competitors to trade more aggressively by decreasing their bid/offer spreads and thereby assuming more risk in order to acquire market share, to movements and trends in the underlying markets, and to fluctuations in trading levels.  As a result, period to period comparisons of our revenues and operating results may not be meaningful, and future revenues and profitability may be subject to significant fluctuations or declines.

Certain Risks Related to Our Company Structure

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

The members of IBG Holdings LLC have the right to cause the redemption of their IBG Holdings LLC membership interests over time in connection with offerings of shares of our common stock.  We intend to sell additional shares of common stock in public offerings in the future, which may include offerings of our common stock to finance future purchases of IBG LLC membership interests which, in turn, will finance corresponding redemptions of IBG Holdings LLC membership interests.  These offerings and related transactions were anticipated to occur on or about each of the first eight years following the IPO.  Given the absence of any public offering subsequent to our IPO in 2007 and depending on the timing of redemptions, this offering schedule will be extended into the future in accordance with an exchange agreement among us, IBG LLC, IBG Holdings LLC and the historical members of IBG LLC.  The size and occurrence of these offerings may be affected by market conditions.  We may also issue additional shares of common stock or convertible debt securities to finance future acquisitions or business combinations.  We currently have approximately 43.6 million outstanding shares of common stock.  Assuming no anti dilution adjustments based on combinations or divisions of our common stock, the offerings referred to above could result in the issuance by us of up to an additional approximately 354.7 million shares of common stock.  It is possible, however, that such shares could be issued in one or a few large transactions.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock.  Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

Control by Thomas Peterffy of a majority of the combined voting power of our common stock may give rise to conflicts of interests and could discourage a change of control that other stockholders may favor, which could negatively affect our stock price, and adversely affect stockholders in other ways.

Thomas Peterffy, our founder, Chairman and Chief Executive Officer, and his affiliates beneficially own approximately 85.8% of the economic interests and all of the voting interests in IBG Holdings LLC, which owns all of our Class B common stock, representing approximately 89.0% of the combined voting power of all classes of our voting stock.  As a result, Mr. Peterffy has the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, material expansions or contractions of our business, entry into new lines of business, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on our common stock.  In addition, Mr. Peterffy is able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company.  The concentration of ownership could discourage potential takeover attempts that other stockholders may favor and could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and this may adversely affect the market price of our common stock.

Moreover, because of Mr. Peterffy’s substantial ownership, we are eligible to be and are, treated as a “controlled company” for purposes of the NASDAQ Marketplace Rules.  As a result, we are not be required by NASDAQ to have a majority of independent directors or to maintain Compensation and Nominating and Corporate Governance Committees composed entirely of independent directors to continue to list the shares of our common stock on The NASDAQ Global Select Market (“NASDAQ GS”).  Our Compensation Committee is comprised of Messrs. Thomas Peterffy (Chairman of the Compensation Committee) and Earl H. Nemser (our Vice Chairman).  Mr. Peterffy’s membership on the Compensation Committee may give rise to conflicts of interests in that Mr. Peterffy is able to influence all matters relating to executive compensation, including his own compensation.

We are dependent on IBG LLC to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

We are a holding company and our primary assets are our approximately 11.0% equity interest in IBG LLC and our controlling interest and related rights as the sole managing member of IBG LLC and, as such, we operate and control all of the business and affairs of IBG LLC and are able to consolidate IBG LLC’s financial results into our financial statements.  We have no independent means of generating revenues.  IBG LLC is treated as a partnership for U.S. federal income tax purposes and, as such, is not subject to U.S. federal income tax.  Instead, its taxable income is allocated on a pro rata basis to IBG Holdings LLC and us.  Accordingly, we incur income taxes on our proportionate share of the net taxable income of IBG LLC, and also incur expenses related to our operations.  We intend to cause IBG LLC to distribute cash to its members in amounts at least equal to that necessary to cover their tax liabilities, if any, with respect to the earnings of IBG LLC.  To the extent we need funds to pay such taxes, or for any other purpose, and IBG LLC is unable to provide such funds, it could have a material adverse effect on our business, financial condition or results of operations.

Risks Related to the Offering

The market price of our Common Stock may fluctuate significantly, and this may make it difficult for holders to resell our Common Stock when they want or at prices that they find attractive.

The price of our Common Stock on the NASDAQ Global Select Market constantly changes.  We expect that the market price of our Common Stock will continue to fluctuate.  The market price of our Common Stock may fluctuate as a result of a variety of factors, many of which are beyond our control.  These factors include:

▪     changes in market conditions;

▪     quarterly variations in our operating results;

▪     operating results that vary from the expectations of management, securities analysts and investors;

▪     changes in expectations as to our future financial performance;

▪     announcements of strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

▪     the operating and securities price performance of other companies that investors believe are comparable to us;

▪     future sales of our equity or equity-related securities;

▪     changes in the economy and the financial markets;

▪     departures of key personnel;

▪     changes in governmental regulations; and

▪     geopolitical conditions, such as acts or threats of terrorism or military conflicts.

In addition, in recent years, global equity markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our Common Stock, regardless of our operating results.

The Common Stock are equity interests and are subordinate to our existing and future indebtedness.

The Common Stock are equity interests. This means the Common Stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on the Common Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of Common Stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets.  Further, the Common Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

There may be future sales or issuances of our Common Stock, which will dilute the ownership interests of stockholders and may adversely affect the market price of our common stock.

We may issue additional Common Stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or substantially similar securities, which may result in dilution to our stockholders. In addition, our stockholders may be further diluted by future issuances under our equity incentive plans. The market price of our Common Stock could decline as a result of sales or issuances of a large number of our Common Stock or similar securities in the market after this offering or the perception that such sales or issuances could occur.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus supplement but before the termination of any offering made under this prospectus supplement and accompanying prospectus:

•      our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011;

•      our quarterly report on Form 10-Q for the three months ended March 31, 2011, filed with the SEC on May 6, 2011;

•      our definitive proxy statement filed with the SEC on March 18, 2011 and additional solicitation materials also filed with the SEC on March 18, 2011;

•      our current report on Form 8-K, filed with the SEC on May 3, 2011; and

•      the description of our Common Stock contained in the registration statement on Form 8-A, filed with the SEC on May 2, 2007.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. All requests should be made to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Corporate Secretary. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated herein by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. Any or all of our forward-looking statements in this report and in the documents that we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

•      general economic conditions in the markets where we operate;

•      increased industry competition and downward pressures on bid/offer spreads and electronic brokerage commissions;

•      risks inherent to the electronic market making and brokerage businesses;

•      implied versus actual price volatility levels of the products in which we make markets;

•      the general level of interest rates;

•      failure to protect or enforce our intellectual property rights in our proprietary technology;

•      our ability to keep up with rapid technological change;

•      system failures and disruptions;

•      non-performance of third-party vendors;

•      conflicts of interest and other risks due to our ownership and holding company structure;

•      the loss of key executives and failure to recruit and retain qualified personnel;

•      the risks associated with the expansion of our business;

•      our possible inability to integrate any businesses we acquire;

•      compliance with laws and regulations, including those relating to the securities industry; and

•      other factors discussed under “Risk Factors” in this prospectus supplement.

Before you purchase our securities, you should read this prospectus supplement and the documents that we reference or incorporate by reference in this prospectus supplement, the prospectus or the registration statement of which this prospectus supplement is a part completely and with the understanding that our actual future results may be materially different from what we expect.  Our business, financial condition, results of operations, and prospects may change.  We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.  We qualify all of the information presented or incorporated by reference in this prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

All of the shares of Common Stock offered pursuant to this prospectus supplement are to be issued to IBG Holdings LLC for distribution to, and/or sale for the benefit of, certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of Common Stock issued by us.  As a result, we will not receive any cash proceeds from the issuance of such shares of Common Stock.

DILUTION

The distribution of our common stock to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of IBG LLC.  As a result, while such transactions will have the effect of diluting your percentage ownership in us, we will own a larger portion of IBG LLC and, therefore, you will continue to own the same economic interest in the underlying IBG LLC business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of the material United States federal income tax consequences of an investment in our common stock by a holder that, for United States federal income tax purposes, is not a “United States person” (as defined below) (a “Non-United States Holder”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships, and tax-exempt organizations) or to persons that will hold our common stock as part of a straddle, hedge, conversion transaction, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not address any (i) United States federal income tax consequences to a Non-United States Holder that (A) is engaged in the conduct of a United States trade or business and acquires our common stock in connection therewith, or (B) is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year, or (ii) state, local, or foreign tax considerations. This discussion assumes that an investor will hold our common stock as a “capital asset” (generally, property held for investment) under the Internal Revenue Code. Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income tax considerations of an investment in our common stock.

For purposes of this discussion, a “United States person” is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Internal Revenue Code.

If a partnership is a beneficial owner of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is treated as a partnership or other pass-through entity for United States federal income tax purposes, and each partner or member thereof, should consult its tax advisor concerning the potential tax consequences of an investment in our common stock.

Dividends

Dividends paid in cash to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30% unless an applicable income tax treaty reduces or eliminates such tax. Non-United States Holders should consult any applicable income tax treaties that may provide for a reduction in, or exemption from, withholding taxes.  A Non-United States Holder will generally be required to satisfy certain certification requirements in order to claim such treaty benefits.

Gain on Sale, Exchange or Other Disposition of Common Stock

A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale, exchange or other disposition of our common stock unless we are or have been a United States real property holding corporation (a “USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such Non-United States Holder held our common stock.

We do not believe that we have been, are currently, or are likely to become a USRPHC for United States federal income tax purposes.

PLAN OF DISTRIBUTION

All of the shares of Common Stock offered pursuant to this prospectus supplement are to be issued to IBG Holdings LLC for distribution to, and/or sale for the benefit of, certain of its members in exchange for membership interests in IBG LLC equal in number to such number of shares of Common Stock issued by us.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this Prospectus Supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the effectiveness of Interactive Brokers Group, Inc’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

Interactive Brokers Group, Inc.

We may offer and sell shares of our Class A Common Stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. This prospectus describes some of the general terms that may apply to offers and sales of our Class A Common Stock. Each time any Class A Common Stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus.  The prospectus supplement will contain more specific information about the offering, including the number of shares of our Class A Common Stock to be sold by us. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

The shares of our Class A Common Stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our Class A Common Stock offered by this prospectus and the accompanying prospectus supplement may be offered by us directly to investors or to or through underwriters, dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our Class A Common Stock is quoted on the NASDAQ Global Select Market under the symbol “IBKR”. On August 2, 2011, the last reported sale price for our Common Stock was $14.98.

This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 2 for information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2011

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act. Under this automatic shelf registration process, we may offer shares of our Class A Common Stock in one or more offerings. This prospectus provides you with a general description of the shares of Class A Common Stock we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before making an investment decision.

We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus and the accompanying prospectus supplement, nor any sale hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs subsequent to the date set forth on the front of such document, that the information contained herein and the accompanying prospectus supplement is correct as of any time subsequent to the date set forth on the front of such document, or that any information incorporated by reference is correct as of any time subsequent to the date set forth on the front of such document.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents by Reference” in this prospectus.

ABOUT INTERACTIVE BROKERS GROUP, INC.

Interactive Brokers Group, Inc., which we refer to as IBG, Inc. or the Company, is an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures, foreign exchange instruments, bonds and mutual funds on more than 90 electronic exchanges and trading venues around the world. In the U.S., our business is conducted from our headquarters in Greenwich, Connecticut, Chicago, Illinois and Jersey City, New Jersey. Abroad, we conduct business through offices located in Canada, England, Switzerland, Hong Kong, India, Australia and Japan.

IBG, Inc. is a holding company and our primary assets are our ownership of membership interests of IBG LLC, the current holding company for our businesses.  As of June 30, 2011, we owned approximately 11.0% of the membership interests of IBG LLC and the remaining approximately 89.0% of IBG LLC membership interests are held by IBG Holdings LLC, a holding company that is owned by our founder, Chairman and Chief Executive Officer, Thomas Peterffy, and his affiliates, management and other employees of IBG LLC, and certain other members. We are the sole managing member of IBG LLC.  On May 3, 2007, IBG, Inc. priced its initial public offering of shares of common stock, or the IPO.  In connection with the IPO, IBG, Inc. purchased 10.0% of the membership interests in IBG LLC and began to consolidate IBG LLC’s financial results into its financial statements. When we use the terms “we,” “us,” and “our,” we mean IBG LLC and its subsidiaries for periods prior to the IPO, and IBG, Inc. and its subsidiaries (including IBG LLC) for periods from and after the IPO.

We are a successor to the market making business founded by our Chairman and Chief Executive Officer, Thomas Peterffy, on the floor of the American Stock Exchange in 1977.  Since our inception, we have focused on developing proprietary software to automate broker-dealer functions. During that time, we have been a pioneer in developing and applying technology as a financial intermediary to increase liquidity and transparency in the capital markets in which we operate.  The advent and evolution of electronic exchanges over the last 20 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention. Three decades of developing our automated market making platform and our automation of many middle and back office functions has allowed us to become one of the lowest cost providers of broker-dealer services and significantly increase the volume of trades we handle.

Our activities are divided into two principal business segments: (1) market making and (2) electronic brokerage:

•                  As a market maker, we provide continuous bid and offer quotations on securities and futures products listed on electronic exchanges around the world.  Our quotes are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second. Unlike firms that trade over-the-counter derivative products, our business creates liquidity and transparency on electronic exchanges.

•                  As a direct market access broker, we serve the customers of both traditional brokers and prime brokers. We provide our customers with an advanced order management, trade execution and portfolio management platform at a very low cost. Our customers can simultaneously access different financial markets worldwide and trade across multiple asset classes (stocks, options, futures, foreign exchange, bonds and mutual funds) denominated in different currencies, on one screen, from a single account based in any major currency. Our large bank and broker-dealer customers may “white label” our trading interface (i.e., make our trading interface available to their customers without referencing our name), or can select from among our modular functionalities, such as order routing, trade reporting or clearing on specific products or exchanges where they may not have up-to-date technology, to offer their customers a complete global range of services and products.

Our electronic market making and brokerage businesses are complementary.  Both benefit from our combined scale and volume, as well as from our proprietary technology.  Our brokerage customers benefit from the technology and market structure expertise developed in our market making business.  The expense of developing and maintaining our unique technology, clearing, settlement, banking and regulatory structure required by any specific exchange or market center is shared by both of our businesses.  This, in turn, enables us to provide lower transaction costs to our customers than our competitors, whether they use our services as a market maker, broker or both. In addition, we believe we gain a competitive advantage by applying the software features we have developed for a specific product or market to newly-introduced products and markets over others who may have less automated facilities in one or both of our businesses or who operate only in a subset of the exchanges and market centers on which we operate. Our trading system contains unique architectural aspects that, together with our massive trading volume in markets worldwide, may impose a significant barrier to entry for firms wishing to compete in our specific businesses and permit us to compete favorably against our competitors.

RISK FACTORS

Investing in our securities involves a high degree of risk.  Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference into this prospectus, and any other document that is incorporated by reference into this prospectus or the applicable prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “forecast,” “potential,” “likely” or “possible”, as well as the negative of such expressions, and similar expressions intended to identify forward-looking statements. Any or all of our forward-looking statements in this report and in the documents that we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Therefore, you should not place undue reliance on any such forward-looking statements. The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

•                  general economic conditions in the markets where we operate;

•                  increased industry competition and downward pressures on bid/offer spreads and electronic brokerage commissions;

•                  risks inherent to the electronic market making and brokerage businesses;

•                  implied versus actual price volatility levels of the products in which we make markets;

•                  the general level of interest rates;

•                  failure to protect or enforce our intellectual property rights in our proprietary technology;

•                  our ability to keep up with rapid technological change;

•                  system failures and disruptions;

•                  non-performance of third-party vendors;

•                  conflicts of interest and other risks due to our ownership and holding company structure;

•                  the loss of key executives and failure to recruit and retain qualified personnel;

•                  the risks associated with the expansion of our business;

•                  our possible inability to integrate any businesses we acquire; and

•                  compliance with laws and regulations, including those relating to the securities industry.

Before you purchase our securities, you should read this prospectus, any prospectus supplement and the documents that we reference or incorporate by reference in this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our business, financial condition, results of operations, and prospects may change.  We may not update these forward-looking statements, even though our situation may change in the future, unless we have obligations under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of the information presented or incorporated by reference in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Common Stock to purchase IBG LLC membership interests from IBG Holdings LLC.  Alternatively, we may issue shares of Common Stock to IBG LLC in exchange for newly issued membership interests equal in number to such number of shares of Common Stock issued by us, in which case we will not receive any proceeds from the issuance of such shares of Common Stock. As described below in “Description of Capital Stock — Other matters”, no material dilution is expected.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and bylaws, as each is currently in effect.  This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to this registration statement.

Our authorized capital stock consists of 1,000,000,000 shares of Class A Common Stock, par value $0.01 per share, 100 shares of Class B Common Stock, par value $0.01 per share and 10,000 shares of preferred stock. In this section, when we refer to “Common Stock,” we are referring to Class A Common Stock and Class B Common Stock, taken as a whole.

Common Stock

Class A Common Stock

Voting rights

The holders of Class A Common Stock are entitled to one vote per share. Holders of shares of Class A Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A Common Stock and Class B Common Stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of Common Stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

Dividend rights

Holders of Class A Common Stock share ratably (based on the number of shares of Common Stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class A Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class A Common Stock. We may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B Common Stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A Common Stock.

Liquidation rights

On our liquidation, dissolution or winding up, all holders of Class A Common Stock are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

Other matters

In accordance with our amended and restated certificate of incorporation and the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, the net cash proceeds received by us from any future issuance of shares of Common Stock will either be used to purchase IBG LLC membership interests from IBG Holdings LLC or be transferred to IBG LLC in exchange for newly issued membership interests equal in number to such number of shares of Common Stock issued by us. The number of outstanding IBG LLC membership interests owned by us, therefore, equals the number of outstanding shares of our Common Stock at all times. As a result, existing common stockholders experience no material dilution with regard to their equity interest in IBG LLC as a result of the issuance of additional shares of our Common Stock.

In the event of our merger or consolidation with or into another company in connection with which shares of either class of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of either class of Common Stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A Common Stock and the Class B Common Stock differ.

No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of either class of Common Stock. All outstanding shares of Class A Common Stock have been legally issued, fully paid and nonassessable.

Class B Common Stock

Voting rights

The holders of Class B Common Stock, in the aggregate, are entitled to the number of votes equal to the number of IBG LLC membership interests held by such holders.  IBG Holdings LLC, as the sole holder of the Class B Common Stock, is entitled to approximately 354.7 million votes, as of June 30, 2011.

Holders of shares of Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B Common Stock and Class A Common Stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B Common Stock and Class A Common Stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of Common Stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B Common Stock and Class A Common Stock, voting together as a single class.

Dividend rights

Holders of Class B Common Stock share ratably (based on the number of shares of Common Stock held) in any dividend declared by the board of directors. Dividends consisting of shares of Class B Common Stock may be paid only as follows: (i) shares of Class B Common Stock may be paid only to holders of shares of Class B Common Stock; and (ii) shares are paid proportionally with respect to each outstanding share of Class B Common Stock. We may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B Common Stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A Common Stock.

Liquidation rights

On our liquidation, dissolution or winding up, all holders of Class B Common Stock are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

Other matters

In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that, if shares of either class of Common Stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A Common Stock and the Class B Common Stock differ.

No shares of either class of Common Stock are subject to redemption or will have preemptive rights to purchase additional shares of either class of Common Stock. All outstanding shares of Class B Common Stock have been legally issued and are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Common Stock. The issuance of our preferred stock could adversely affect the voting power of our holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control.

IBG LLC Membership Interests and Amended and Restated Limited Liability Company Agreement of IBG LLC

Our primary assets are our ownership of approximately 11.0% of the IBG LLC membership interests, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. There are approximately 398.7 million IBG LLC membership interests issued and outstanding, approximately 44.0 million, or 11.0%, of which are owned by us, and approximately 354.7 million, or 89.0%, of which are owned by IBG Holdings LLC. All IBG LLC membership interests are identical and have the same voting and other rights.

Our only business is to act as the sole managing member of IBG LLC, and, as such, we operate and control all of the business and affairs of IBG LLC, have all of the rights and powers which may be possessed by managing members under the Connecticut Limited Liability Company Act and are able to consolidate IBG LLC’s financial results into our financial statements. Except with the prior written consent of both members of IBG LLC, we do not have the authority to:

•                  conduct any act in contravention of IBG LLC’s amended and restated limited liability company agreement;

•                  knowingly perform any act that would subject any member to personal liability for debts or obligations of IBG LLC in any jurisdiction;

•                  engage in any activity which substantially changes the nature of IBG LLC’s business;

•                  sell all or a substantial portion of the property of IBG LLC;

•                  merge or consolidate IBG LLC with or into another entity;

•                  convert IBG LLC, by whatever means, into a corporation or another form of business entity; or

•                  dissolve or liquidate IBG LLC.

The amended and restated limited liability company agreement of IBG LLC provides that the number of IBG LLC membership interests will equal the sum of the number of shares of Common Stock outstanding and the number of outstanding membership interests of IBG Holdings LLC. From time to time and without regard to the exchange agreement among us, IBG LLC, IBG Holdings LLC and the historical members of IBG LLC, we may issue additional shares of Common Stock under incentive plans for employees (including our 2007 Stock Incentive Plan), in exchange for capital or in other arrangements that benefit IBG LLC. In any such case, it is the intention of the members that a corresponding number of IBG LLC membership interests shall be issued to us in exchange for the consideration received by us for our issuance of additional shares of Common Stock. If any shares of Common Stock are issued subject to restrictions resulting in forfeiture to us or are otherwise redeemed by us, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by us for cancellation. Similarly, if any common shares of IBG Holdings LLC are forfeited to IBG Holdings LLC and as a result thereof are no longer outstanding, a corresponding number of IBG LLC membership interests shall be surrendered to IBG LLC by IBG Holdings LLC for cancellation. These and other adjustments to the number of IBG LLC membership interests outstanding may be made from time to time as necessary to properly reflect the relative interests of the members.

In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC is governed, net profits, net losses and distributions of IBG LLC are allocated and made to its members pro rata in accordance with the respective percentages of their membership interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC are allocated, and distributions by IBG LLC are made, approximately 11.0% to us and approximately 89.0% to IBG Holdings LLC as of June 30, 2011.

Pursuant to the terms of the amended and restated limited liability company agreement of IBG LLC, we, as the managing member of IBG LLC, can cause IBG LLC to make distributions to its members, including us, to the extent necessary to enable such members to pay taxes incurred with respect to their allocable shares of taxable income of IBG LLC, using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income. Any distributions by IBG LLC in excess of such tax distributions will be at the discretion of our board of directors and will depend on IBG LLC’s strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of IBG LLC to make distributions under the covenants in its senior secured revolving credit facility and senior notes), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as managing member of IBG LLC, considers to be relevant to such determination.

Anti-takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Certain provisions of our amended and restated certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

Special meetings of stockholders.  Our bylaws preclude our stockholders from calling special meetings of stockholders or requiring the board of directors or any officer to call such a meeting or from proposing business at such a meeting. Our bylaws provide that only a majority of our board of directors, the chairman of the board or the chief executive officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the board of directors, the chairman of the board or the chief executive officer believes the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

Other limitations on stockholder actions.  Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our stockholders to remove directors without cause is precluded.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•                  prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•                  on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our common stock is Computershare Shareholder Services, Inc.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “IBKR.”

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in any of the following ways:

•                  directly to one or more purchasers;

•                  through agents;

•                  through underwriters, brokers or dealers; or

•                  through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies also may be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site

(http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site (http://www.sec.gov).

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of the prospectus but before the termination of any offering made under this prospectus and accompanying prospectus supplement:

•                  our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011;

•                  our quarterly report on Form 10-Q for the three months ended March 31, 2011, filed with the SEC on May 6, 2011;

•                  our definitive proxy statement filed with the SEC on March 18, 2011 and additional solicitation materials also filed with the SEC on March 18, 2011;

•                  our current report on Form 8-K, filed with the SEC on May 3, 2011; and

•                  the description of our Common Stock contained in the registration statement on Form 8-A, filed with the SEC on May 2, 2007.

Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attn: Corporate Secretary. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dechert LLP, New York, New York.

EXPERTS

The financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the effectiveness of Interactive Brokers Group, Inc’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Common Stock